[Coopers and Lybrand L.L.P.Letterhead]


May 20, 1998

Mr. Thomas F. Motter
President and Chief Executive Officer
Mr. Michael W. Stelzer
Chief Operating Officer
Mr. John W. Hemmer
Treasurer and Chief Financial Officer
Paradigm Medical Industries, Inc.
1127 West 2320 South, Suite A
Salt Lake City, UT  84119

Dear Sirs:

This is to confirm that the client-auditor relationship between Paradigm Medical Industries, Inc. (Commission File Number 0-28498) and Coopers and Lybrand L.L.P. has ceased.

Very truly yours,



Coopers and Lybrand L.L.P.


cc:	Office of the Chief Accountant
	SECPS Letter File
	Securities and Exchange Commission
	Mail Stop 11-3
	450 Fifth Street N.W.
	Washington, D.C.  20549